Exhibit 99.1

October 6, 2023

Investor Relations Contact:
Amy Theaumont
A.Theaumont@benefitstreetpartners.com
(617) 433-2543

For media inquiries:
Travis Fishstein
Travis.Fishstein@franklintempleton.com
(917) 822-1857

Franklin BSP Capital Corp. and Franklin BSP Lending Corp. Announce Merger Agreement

NEW YORK, N.Y. – October 6, 2023 – Franklin BSP Capital Corporation (“FBCC”) and Franklin BSP Lending Corporation (“FBLC”), business development companies (“BDCs”) managed by affiliates of Benefit Street Partners L.L.C (“BSP”), today announced that they have entered into an agreement to merge, with FBCC as the surviving company, subject to certain stockholder approvals and customary closing conditions. The Boards of Directors of both FBCC and FBLC, on the recommendation of their respective special committees consisting solely of independent directors, have unanimously approved the transaction.

Under the terms of the proposed merger of FBLC with and into FBCC (the “Merger”), FBLC stockholders will receive an amount of shares of newly-issued FBCC common stock based on the ratio of the FBLC net asset value (“NAV”) per share divided by the FBCC NAV per share, each determined shortly before the closing of the Merger (the “Exchange Ratio”). For illustrative purposes, based on June 30, 2023 NAVs1, FBCC would issue approximately 0.4631 shares of its common stock for each share of FBLC common stock outstanding, resulting in pro forma ownership of 19.2% for current FBCC stockholders and 80.8% for current FBLC stockholders. The combined company will remain advised by an affiliate of BSP.

Richard Byrne, President of BSP and CEO and Chairman of FBCC and FBLC, said: “We are very excited to announce the Board approval of the Merger of FBLC with FBCC. We believe the Merger is a compelling transaction that enhances value for both FBCC and FBLC stockholders, and view this as an important next step on our path to creating liquidity.

Key Transaction Highlights

o	Enhanced Path to Liquidity: The Merger is expected to pave the way for a future liquidity event for stockholders through the combined company’s higher return profile and larger equity base.

o	Immediately Accretive to Net Investment Income: Pro Forma FBCC is expected to have higher net investment income due to many factors, including the elimination of duplicative operating expenses such as legal, audit, regulatory, and administrative costs.

o	Additional Investing Capacity: The Merger unlocks nearly $700 million of capital to deploy in the current strong origination environment, which is expected to be further accretive to net investment income.

o	Increased Scale: The combined company is expected to have total assets of approximately $3.9 billion, and net assets of approximately $2.1 billion[2], based on June 30, 2023 financials.

o	High-Quality, Diversified Portfolio: Pro Forma FBCC is expected to have a $3.7 billion portfolio with approximately 97% senior secured investments[3] and minimal non-accruals[4]. With approximately 80% of FBCC’s investments overlapping with FBLC’s investments, the combination of two known, complementary portfolios is expected to facilitate a seamless integration.

o	Improved Capital Markets Access: The combined company is expected to have better access to more diverse, lower cost sources of debt capital, which may provide the combined company with an enhanced opportunity for further debt optimization.

Consummation of the proposed Merger is subject to FBCC and FBLC stockholder approvals, including FBCC stockholder approval of an amended and restated investment advisory agreement of FBCC that will be described in further detail in the Joint Proxy Statement and Registration Statement (each as defined below), and the satisfaction of other customary closing conditions. Assuming satisfaction of these conditions, the transaction is expected to close in the first half of 2024.

[1]	Based on June 30, 2023 NAV, including estimated transaction expenses and tax-related distributions.
[2]	Includes convertible preferred shares of FBCC as of June 30, 2023.
[3]	As of June 30, 2023, if the underlying investments of FBLC Senior Loan Fund were held by the combined company and the combined company were to treat the investments in Siena and Post Road as senior secured first lien investments, given the underlying businesses of those portfolio companies, our pro forma portfolio composition as of June 30, 2023 would be approximately 97% senior secured.
[4]	The combined company would have pro forma non-accruals of 0.3% of fair value as of June 30, 2023.

Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor and Sullivan & Worcester LLP as legal counsel to the special committee of FBCC.

J.P. Morgan served as financial advisor and Sullivan & Worcester LLP as legal counsel to the special committee of FBLC.

Simpson Thacher & Bartlett LLP served as legal counsel to FBCC and FBLC with respect to the Merger. Dechert LLP serves as legal counsel to FBCC and FBLC.

About BSP

BSP is a leading credit-focused alternative asset management firm with approximately $76 billion in assets under management as of June 30, 2023. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

About Franklin BSP Capital Corporation

FBCC is a non-listed BDC with a $796 million investment portfolio at fair value as of June 30, 2023. FBCC’s investment portfolio primarily consists of loans to middle-market companies. FBCC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”). FBCC is managed by its investment adviser, Franklin BSP Capital Adviser L.L.C. (“FBCA”), an affiliate of BSP. For further information, please visit https://benefitstreetpartners.com/our-business/funds/fbcc/. This press release is not an offer to sell any securities issued by FBCC and is not soliciting an offer to buy such securities.

About Franklin BSP Lending Corporation

FBLC is a non-listed BDC with a $2.9 billion investment portfolio at fair value as of June 30, 2023. In January 2022, FBLC changed its name from “Business Development Corporation of America” to “Franklin BSP Lending Corporation.” FBLC’s investment portfolio primarily consists of loans to middle-market companies. FBLC has elected to be regulated as a BDC under the 1940 Act. FBLC is managed by its investment adviser, Franklin BSP Lending Adviser, L.L.C., an affiliate of BSP. For further information, please visit https://benefitstreetpartners.com/our-business/funds/fblc/.This press release is not an offer to sell any securities issued by FBLC and is not soliciting an offer to buy such securities.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition or the Merger of FBLC with and into FBCC. The forward-looking statements may include statements as to: future operating results of FBCC and FBLC and distribution projections; business prospects of FBCC and FBLC and the prospects of their portfolio companies; the impact of the investments that FBCC and FBLC expect to make; and the impact and effects of the Merger. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the ability of the parties to consummate the Merger on the expected timeline, or at all; (ii) the expected synergies and savings associated with the Merger; (iii) the ability to realize the anticipated benefits of the Merger, including the expected elimination of certain expenses and costs due to the Merger; (iv) the percentage of FBCC’s and FBLC’s stockholders voting in favor of the applicable Proposals (as defined below); (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the combined company’s plans, expectations, objectives and intentions, as a result of the Merger; (ix) any potential termination of the Merger Agreement; (x) the future operating results and net investment income projections of FBCC, FBLC or, following the Merger, the combined company; (xi) the ability of FBCA to implement FBCA’s future plans with respect to the combined company; (xii) the ability of FBCA and its affiliates to attract and retain highly talented professionals; (xiii) the business prospects of FBCC, FBLC or, following the Merger, the combined company and the prospects of their portfolio companies; (xiv) the impact of the investments that FBCC, FBLC or, following the Merger, the combined company expect to make; (xv) the ability of the portfolio companies of FBCC, FBLC or, following the Merger, the combined company to achieve their objectives; (xvi) the expected financings and investments and additional leverage that FBCC, FBLC or, following the Merger, the combined company may seek to incur in the future; (xvii) the adequacy of the cash resources and working capital of FBCC, FBLC or, following the Merger, the combined company; (xviii) the timing of cash flows, if any, from the operations of the portfolio companies of FBCC, FBLC or, following the Merger, the combined company; (xix) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); and (xx) the risk that stockholder litigation in connection with the Merger may result in significant costs of defense and liability. FBCC and FBLC have based the forward-looking statements included in this press release on information available to them on the date of this press release, and they assume no obligation to update any such forward-looking statements. Although FBCC and FBLC undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that FBCC and FBLC in the future may file with the Securities and Exchange Commission (“SEC”), including the Joint Proxy Statement and the Registration Statement (each as defined below), annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

This document relates to the proposed Merger and the proposed FBCC Amended and Restated Advisory Agreement (the “Proposals”). In connection with the Proposals, FBCC and FBLC plan to file with the SEC and mail to their respective stockholders a joint proxy statement on Schedule 14A (the “Joint Proxy Statement”), and FBCC plans to file with the SEC a registration statement on Form N-14 (the “Registration Statement”) that will include the Joint Proxy Statement and a prospectus of FBCC. The Joint Proxy Statement and the Registration Statement will each contain important information about FBCC, FBLC and the Proposals. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. STOCKHOLDERS OF FBCC AND FBLC ARE URGED TO READ THE JOINT PROXY STATEMENT AND REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FBCC, FBLC AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov or, for documents filed by FBCC, from FBCC’s website at https://benefitstreetpartners.com/our-business/funds/fbcc/ and, for documents filed by FBLC, from FBLC’s website at https://benefitstreetpartners.com/our-business/funds/fblc/.

Participants in the Solicitation

FBCC, its directors, certain of its executive officers and certain employees and officers of BSP and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of FBCC is set forth in its proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2023. FBLC, its directors, certain of its executive officers and certain employees and officers of BSP and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of FBLC is set forth in its proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2023. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the FBCC and FBLC stockholders in connection with the Proposals will be contained in the Joint Proxy Statement when such document becomes available. These documents may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this press release is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in FBCC, FBLC or in any fund or other investment vehicle managed by BSP or any of its affiliates.

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